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                                                                   EXHIBIT 10.52

                          IRREVOCABLE OPTION AGREEMENT


         This Irrevocable Option Agreement ("Agreement"), is made and entered in Dallas County, Texas by and between John Shaunfield ("Shaunfield") and Electronic Communication Systems, Inc., a Texas corporation ("ECS") as Sellers, and Intelect, Inc., a Hawaii corporation ("Intelect") as Purchaser, effective as of the 1st day of October, 1995 ("Effective Date").

                                    RECITALS

         WHEREAS, ECS is the full and exclusive owner of certain technology concerning switching of digital data communications signals on fiber-optic cable; and

         WHEREAS, ECS is currently owned in its entirety by Shaunfield and Richard Dzanski; and

         WHEREAS, Shaunfield has certain rights to additional technology as described in a Compromise and Settlement Agreement entered into between Shaunfield, OTX Corporation, Opcom, Inc. and Optek Technology, Inc. (the "Settlement Agreement"), a copy of which is attached hereto as Exhibit "A" and incorporated herein; and

         WHEREAS, Intelect desires to purchase an irrevocable Option to purchase the technology set forth above from ECS and the rights to such additional technology owned by Shaunfield pursuant to the terms of this Agreement; and

         WHEREAS, ECS and Shaunfield desire to sell each parties' interest to the technology owned by ECS and the additional rights to technology owned by Shaunfield pursuant to the Settlement Agreement; and

         WHEREAS, Richard Dzanski shall enter into a separate Option Agreement to convey his interest he may have in the technology owned by ECS the subject of this Agreement.

         NOW, THEREFORE, the parties to this Agreement agree as follows:

                                   ARTICLE 1

                                 TERMS OF SALE

         1.1 Agreement to Sell. Subject to the terms and conditions specified in this Agreement, ECS and Shaunfield shall sell and convey to Intelect, and Intelect shall purchase and accept from ECS and Shaunfield, an irrevocable option to purchase (the "Option") (1) the technology concerning the switching of digital data communications from ECS; and (2) such other technology the rights of which are owned by Shaunfield pursuant to the Settlement Agreement (collectively referred to herein as the "Technology"), each of which is set forth in more particularity on Exhibit "B" for a period of ninety (90) days from the Effective Date of this Agreement. Once the Option has been exercised by Intelect, the parties shall then conduct the Closing of the transaction within ninety (90) days from the date of the Option being exercised by Intelect.

         1.2 Advances. For the purpose of securing the performance of Intelect under the terms and provisions of this Agreement and as a condition precedent to ECS's and its shareholders obligations hereunder, Intelect, upon its exercise of the Option, shall pay to Shaunfield the sum of Twenty Thousand Dollars ($20,000.00) as an advance on the transaction. Not more than ninety
(90) days following the date of the exercise of the Option, Intelect shall pay to Shaunfield an additional Thirty Thousand Dollars ($30,000.00). These monies, in the total sum of Fifty Thousand ($50,000.00)

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(the "Advances") shall be applied to any Royalty Payments payable to Shaunfield pursuant to Article 1.7 of this Agreement as such Royalty Payments become due and payable.

         1.3 Definition of Technology. As used herein, the term "Technology" shall mean all of the right, title and interest of ECS and Shaunfield in and to the Technology including but not limited to:

         (a) All right, title and interest of ECS and Shaunfield in and to any and all applications relative to the Technology (including, but not limited to any work in progress related to the technology);

         (b) All right, title and interest of ECS and Shaunfield in and to any and all derivative works of the Technology, now created or created in the future; and

         (c) All right, title, and interest of ECS and Shaunfield in and to any drawings, reports, compilations, notes, documents or related written material concerning the creation and operation of the Technology.

         1.4 Exclusion of Liabilities. Intelect will not assume, and will not discharge or otherwise be liable for any debts, liabilities or obligations of ECS and Shaunfield, and the Technology purchased shall not be or become obligated or subject to, any liability of ECS and Shaunfield, whether fixed or contingent, recorded or unrecorded, known or unknown (collectively "Excluded Liabilities"), and all Excluded Liabilities shall be and remain the sole responsibility of ECS and Shaunfield including, without limitation, the following:

         (a) The liabilities or obligations of ECS and Shaunfield for periods prior to the Closing;

         (b) Federal, state or local tax liabilities or obligations of ECS and Shaunfield, including, without limitation, any income tax, any tax recapture, and any FICA, withholding tax, workers' compensation and any and all other taxes accrued prior to the Closing;

         (c) Liabilities or obligations arising out of or in connection with claims for alleged acts or omissions including, but not limited to, misappropriation, relating to the ownership or operation of the Technology which occurred on or prior to the Closing;

         (d) Any debt, obligation, expense or liability of ECS and Shaunfield arising out of or incurred in respect to any transaction of ECS and Shaunfield occurring on or after the Closing or for any violation by ECS and Shaunfield of any laws, regulations or ordinances.

Shaunfield will negotiate to settle all outstanding prior liabilities relating to the Technology and ECS. In addition to the consideration described below, Intelect will contribute a maximum of One Hundred and Fifty Thousand Dollars ($150,000.00) towards the settlement of these liabilities. Shaunfield hereby acknowledges that the sum of $34,528.64 has been paid to satisfy the liabilities owed to Outsourceing Networking, Inc., which is to be credited to the amount of monies Intelect has offered to contribute pursuant to this Agreement to reduce the liabilities.

         1.5 Consideration. The value paid for the Technology (the "Consideration") shall be $100.00 upon execution of the Agreement and as follows:

         (a) Intelect will retain the employment services of Shaunfield for a period of three (3) years commencing with the date of the exercise of the Option, with responsibility for the further development of the Technology subject to the terms of an Employment Agreement, a form of which is attached hereto as Exhibit "C".





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                 (1)      Shaunfield will be an employee of Intelect, receiving
                          the standard employment benefits and subject to the standard employment policies in effect for all Intelect employees.

                 (2) For the term of his employment, Intelect will pay to Shaunfield a base annual salary of Eighty Thousand Dollars ($80,000.00), payable in accordance with the standard payment schedule for all employees of Intelect.

                 (3) In addition, Intelect will pay to Shaunfield a bonus as follows:

                          (i)     In the first year of the term of his
                                  employment, a bonus of Two Thousand Dollars
                                  ($2,000.00) per month, without condition.

                          (ii) In the second and third years of the term of his employment, a bonus of Two Thousand Dollars ($2,000.00) per month, conditional on the delivery of specific improvements to the Technology, as mutually agreed upon between Shaunfield and the President of Intelect, at the beginning of each fiscal year.

                 (4) All developments (including inventions, whether patentable or otherwise, trade secrets, improvements, ideas and writings) which either directly or indirectly relate to Intelect or any of its subsidiaries or affiliates (the "Developments") which Shaunfield, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the term of employment, shall become and remain the sole and exclusive property of Intelect or its designee. Shaunfield hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments, and to disclose fully as soon as practicable, in writing, all such Developments to the Board of Directors of Intelect or its designee. At any time and from time to time, upon the request and at the expense of Intelect, Shaunfield will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for Intelect, are or may be necessary or desirable to document such transfer or to enable Intelect to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations or copyrights with respect to any such Development, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Intelect will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Shaunfield for all reasonable expenses incurred by him in compliance with the provisions of this Section.

         (b) Intelect will pay to Shaunfield a product royalty for a period of ten (10) years commencing with the date of the exercise of the Option (the "Product Royalty") on all products sold by Intelect. "Product" is hereby defined to be any standard or customized hardware or software sold by Intelect, the majority of which consists of the Technology or any new designs, improvements, or developments based primarily on the Technology occurring during the term of Shaunfield's employment by Intelect. The Product Royalty should be calculated as follows:

                 (1) On the first Two Hundred Million Dollars ($200,000,000.00) of aggregate sales of the Technology by Intelect, calculated on the net Intelect invoice price, a royalty of Five Percent (5%).





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                 (2)      From Two Hundred Million and One Dollars
                          ($200,000,001.00) to Five Hundred Million
                          ($500,000,000.00) of aggregate sales of the Technology by Intelect, calculated on the net Intelect invoice price, a royalty of Four Percent (4%).

                 (3) Over Five Hundred Million ($500,000,000.00) of aggregate sales of the Technology by Intelect, calculated on the net Intelect invoice price, a royalty of Three Percent (3%).

                 The Product Royalty shall be calculated following the close of each quarterly financial period of Intelect and paid within ninety (90) days following the close of the financial period. Payment shall be accompanied by a written statement issued by the President of Intelect showing the basis of the calculation of the Product Royalty. Said Product Royalty will be reduced according to the amount of monies paid to Shaunfield as an Advance according to Article 1.2. Payments are based upon the amount invoiced for each Product transaction. In the event Intelect does not receive payment for the full invoice amount of the Product, Intelect shall withhold from any future amounts paid to Shaunfield the amount of Product Royalty which was attributable to the unpaid invoice amounts.

         (c) In the event that Intelect sells the full product rights to the Technology to a third party, Intelect shall request that such third party assume responsibility for the payment of Product Royalties as described in Article 1.5(b). However, in the event that such third party does not agree to accept such responsibility, Shaunfield will receive a portion of the sale price received by Intelect for the sale of the full product rights to the Technology (the "Sales Price") as follows:

                 (i) If such a sale occurs in the first year following the exercise of the Option, Shaunfield will receive Twenty Percent (20%) of the Sales Price.

                 (ii) If such a sale occurs in the second year following the exercise of the Option, Shaunfield will receive Fifteen Percent (15%) of the Sales Price.

                 (iii) If such a sale occurs in the third or fourth year following the exercise of the Option, Shaunfield will receive Ten Percent (10%) of the Sales Price.

                 (iv) If such a sale occurs in the fifth year following the exercise of the Option, Shaunfield will receive Five Percent (5%) of the Sales Price.

                 (v) If such a sale occurs in the sixth to tenth year following the exercise of the Option, Shaunfield will receive Three Percent (3%) of the Sales Price.

         1.6 Inspection. Intelect and Intelect's agents and representatives shall have reasonable access to the Technology until the Closing hereof (the "Inspection Period") during normal business hours; provided, however, that (a) any such access by Intelect shall be accomplished without undue interference with the normal business operations of ECS and Shaunfield; (b) Intelect shall give ECS and Shaunfield at least twenty-four
(24) hours prior written notice of Intelect's intention to inspect the Technology; and (c) ECS and Shaunfield may require that Intelect be accompanied by a representative of ECS and Shaunfield. The costs and expenses of Intelect's investigation shall be borne solely by Intelect. All information furnished by ECS and Shaunfield to Intelect in accordance with the provisions of this Agreement or obtained by Intelect in the course of its investigations shall be treated as confidential information by Intelect and shall not be disclosed by Intelect to any third party, provided that Intelect may disclose such information to the agents, consultants and attorneys representing Intelect in connection with the subject transaction. Intelect hereby indemnifies and holds harmless ECS





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and Shaunfield from and against any claims, causes of action, damages and expenses (including attorney's fees) incident to, resulting from or in any way arising out of Intelect's, or Intelect's agents or representatives, presence in, on or about the Technology location. Intelect may, at any time during the Inspection Period, terminate this Agreement upon written notice to ECS and Shaunfield.

         1.7 Brokerage Commission. ECS, Shaunfield and Intelect warrant and represent to each other that no fees or commissions are or will be due in connection with the sale of the Technology, from the execution of this Agreement or the consummation of the transactions contemplated herein and each party hereto hereby agrees to indemnify and hold harmless the other party from and against any claims made by any person for any such fees, commissions or like compensation, claiming to have dealt with the party so indemnifying the other party in connection with this Agreement and the matters set forth herein.

         1.8 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree that except as otherwise specifically provided herein to the contrary:

         (a) ECS and Shaunfield will pay the fees, expenses, and disbursements of ECS and Shaunfield and such agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof; and

         (b) Intelect shall pay the fees, expenses and disbursements of Intelect and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof.

                                   ARTICLE 2

                   COVENANTS, REPRESENTATIONS AND WARRANTIES

         2.1 Covenants of ECS and Shaunfield. ECS and Shaunfield hereby covenants with Intelect that from the date the Option is exercised to and including the Closing, and with respect to Subsection (e), subsequent to the Closing, as follows:

         (a) Access to Records. ECS and Shaunfield shall to the fullest extent permissible by law (i) accord Intelect and Intelect's duly authorized agents, representatives or counsel full access, during normal business hours, to all of the records, files, reports, and other business documents of ECS and Shaunfield pertaining to the Technology, (ii) furnish to Intelect such relevant information with respect to the Technology which are in ECS's and Shaunfield's possession, provided that Intelect shall at all times relevant hereto exercise due diligence to safeguard, maintain, and otherwise secure the confidential nature of the information so furnished to Intelect or its representative by ECS and Shaunfield, and
                 (iii) permit Intelect to examine all files and records which ECS and Shaunfield may have with respect to the Technology and
                 (iv) use reasonable efforts to obtain all consents, including, without limitation, consents of any governmental commission, agency, or bureau, necessary to effectuate the purchase and sale contemplated hereby.

         (b) Consultation. ECS and Shaunfield will consult with Intelect at all times up to and including the Closing with respect to the Technology provided that neither party hereto shall incur any liability to anyone as a result of the advice or suggestions offered in this connection.

         (c) Operations. With respect to the ownership of the Technology, between the Effective Date and the Closing, ECS and Shaunfield, except with the prior written consent of Intelect to the contrary, will conduct its business operations relating to the Technology subject to the following conditions:





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                 (1)      Ordinary Course of Business.  All business operations
                          shall be conducted diligently and only in the ordinary course of business in substantially the same manner as ECS and Shaunfield has heretofore conducted such business, and ECS and Shaunfield shall not make any material change in operations, finance, accounting policies, or real or personal property relating to the Technology.

                 (2) Maintenance of Technology. ECS and Shaunfield shall not sell, lease or otherwise dispose of any of the Technology. ECS and Shaunfield shall not make any capital expenditures or capital additions or betterments in connection with the Technology without the express written consent of the Intelect.

                 (3) Contracts and Commitments. ECS and Shaunfield shall not make or renew, extend, amend, modify, or waive any material provisions of any contract or commitment relating to the Technology. ECS and Shaunfield shall use its best efforts to perform all of ECS's and Shaunfield's obligations under agreements relating to or affecting the Technology.

                 (4) Debts and Liabilities. ECS and Shaunfield shall not create or incur any liabilities relative to the Technology other than current liabilities incurred in the ordinary course of business.

                 (5) Conflicts. ECS and Shaunfield shall not enter into any transactions or take any acts which if perfected or performed prior to the Closing, would constitute a breach of the representations, warranties and agreements of ECS and Shaunfield contained herein.

         (d) Advice of Change. ECS and Shaunfield shall advise Intelect in writing prior to the Closing of any material adverse change, or the occurrence of any event which involves any substantial possibility of a material adverse change in the condition, financial or otherwise, of the Technology that has occurred from the Effective Date until the Closing of which an executive officer of ECS or Shaunfield has acquired knowledge.

         (e) Cooperation. Subject to the terms and conditions herein provided, ECS and Shaunfield will use reasonable efforts to take, or cause to be taken, such action to execute and deliver or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective all the transactions contemplated by this Agreement.

         (f) Authority. ECS and Shaunfield has full power and authority to make, execute and deliver this Agreement and the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of ECS and Shaunfield and is enforceable against ECS and Shaunfield in accordance with its terms.

         (g) Absence of Conflicts. The execution and delivery of this Agreement by ECS and Shaunfield do not, and the performance by ECS and Shaunfield of ECS's and Shaunfield's obligations under this Agreement will not:

                 (1) Violate any term or provision of any law or any order, writ, or judgment applicable to ECS and Shaunfield;





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                 (2)      Result in the creation or imposition of any lien or
                          other encumbrance upon ECS and Shaunfield or any of ECS's and Shaunfield's assets or properties that individually or in the aggregate with any other liens or encumbrances has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of ECS and Shaunfield to perform ECS's and Shaunfield's obligations under this Agreement; or

                 (3) Conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any person or entity any right of termination, cancellation, acceleration, or modification in or with respect to, any contract to which ECS and Shaunfield is a party or by which any of ECS's and Shaunfield's assets or properties may be bound, and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of ECS and Shaunfield to perform ECS's and Shaunfield's obligations under this Agreement.

         (h) Litigation. ECS and Shaunfield and each person executing this Agreement on behalf of ECS and Shaunfield hereby represent and warrant that there are no actions, suits, investigations, or proceedings pending against ECS and Shaunfield, or (to the best knowledge of ECS and Shaunfield) threatened against ECS and Shaunfield, at law or in equity, before, in, or by any person or entity, that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of ECS and Shaunfield to perform ECS's and Shaunfield's obligations under this Agreement.

         (i) Full Disclosure. This Agreement, and all other documents and information furnished to Intelect and Intelect's representatives by ECS and Shaunfield pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

         (j) Ownership. ECS and Shaunfield represents and warrants to Intelect that he is the legal and beneficial owner of the Technology along with Richard Dzanski. Richard Dzanski must execute a separate agreement pertaining to the sale of the Technology for this Agreement to be binding. At the Closing, ECS and Shaunfield will own and hold good and valid title to the Technology, free and clear of all liens, encumbrances, security interests, pledges, options, charges, and assessments less the interest owned by Richard Dzanski but to be purchased simultaneously with the purchase under this Agreement.

         (k) Indemnification. ECS and Shaunfield agree to indemnify and hold harmless Intelect and Challenger International, Ltd. in relation to any claim or action from any third party arising from the ownership of the Technology.

         (l) ECS and Shaunfield agrees that Intelect shall have a right to offset against the Consideration any damages caused by misrepresentations, if any, by ECS and Shaunfield with respect to the above representations.

         2.2 Intelect's Representations and Warranties. As a material inducement to ECS and Shaunfield to enter into this Agreement and perform its obligations hereunder, Intelect represents and warrants to ECS and Shaunfield as follows:





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         (a)     Authority.  Intelect is a corporation duly organized, validly existing, and in good standing under the laws of the State of Hawaii and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and compliance with the terms of this Agreement by Intelect and the performance by Intelect of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Intelect. This Agreement constitutes a legal, valid and binding obligation of Intelect and is enforceable against Intelect in accordance with its terms. Each person executing this Agreement on behalf of Intelect is authorized to do so.

         (b) Absence of Conflicts. The execution and delivery of this Agreement by Intelect do not, and the performance by Intelect of Intelect's obligation under this Agreement will not:

                 (1) Violate any term or provision of any law or any order, writ, or judgment applicable to Intelect;

                 (2) Conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles of incorporation or bylaws of Intelect;

                 (3) Result in the creation or imposition of any lien or other encumbrance upon Intelect or any of Intelect's assets or properties that individually or in the aggregate with any other liens or encumbrances has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Intelect to perform Intelect's obligations under this Agreement;

                 (4) Conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any person or entity any right of termination, cancellation, acceleration, or modification in or with respect to, any contract to which Intelect is a party or by which any of Intelect's assets or properties may be bound, and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Intelect to perform Intelect's obligations under this Agreement; or

                 (5) Require Intelect to obtain any consent, approval, or action of or make any filing with or give any notice to, any person or entity other than for the governing board of Intelect or the shareholders, as applicable.

         (c) Litigation. Intelect and each person executing this Agreement on behalf of Intelect hereby represent and warrant that there are no actions, suits, investigations, or proceedings pending against Intelect, or (to the best knowledge of Intelect) threatened against Intelect, at law or in equity, before, in, or by any person or entity, that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Intelect to perform Intelect's obligations under this Agreement.

         (d) Intelect Not A Nominee. Intelect represents and warrants that Intelect is not acting as a nominee, agent, or trustee for any person or entity who will be the true or beneficial owner of the Technology; and Intelect further represents and warrants that Intelect is purchasing the Technology for its own account and not with the intent of selling the Technology to, or exchanging the Technology with, any other person or entity who has





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                 requested or arranged with Intelect to enter into this
                 Agreement with ECS and Shaunfield for such purpose.

         (e) Intelect Not in Bankruptcy Proceeding. Intelect and each of the persons executing this Agreement on behalf of Intelect hereby represent and warrant that, unless previously disclosed in writing to ECS and Shaunfield, there has not been filed by or against Intelect or any corporation, partnership, or other entity with respect to which Intelect, or any person or entity which any of them represents is a principal shareholder, controlling person or a general partner, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due, which petition, proceeding, assignment or arrangement was not dismissed or discontinued within sixty (60) days following the date that such petition, proceeding, assignment, or arrangement was filed, served or entered of record.

         (f) Full Disclosure. This Agreement, and all other documents and information furnished to ECS and Shaunfield and ECS's and Shaunfield's representatives by Intelect pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

         2.3 Covenants of Intelect. Intelect covenants and agrees with ECS and Shaunfield as follows:

         (a) Cooperation. Subject to the terms and conditions herein provided, Intelect will use its best efforts to take, or cause to be taken, such action to execute and deliver or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective all the transactions contemplated by this Agreement.

         (b) Confidentiality. In the event the Closing of the purchase of the Technology does not occur, Intelect shall maintain and shall use its best effort to require its accountants, attorneys, and other representatives to maintain the confidentiality of ECS's and Shaunfield's trade secrets, books, and records.

                 This Section 2.3 shall survive any termination of the Agreement.

                                   ARTICLE 3

                                    CLOSING

         3.1 Closing. Intelect shall have ninety (90) days from the Effective Date of this Agreement to exercise the Option to purchase the Technology. The consummation of the sale and purchase of the Technology and the other transactions contemplated by and described in this Agreement shall take place at a closing ("Closing") to be held at the offices of Intelect's legal counsel or at such other place as the parties hereto may agree on or before the expiration of ninety (90) days from the exercise date of the Option. To exercise the Option, Intelect must provide written notice to ECS and Shaunfield of its intent to exercise the Option.

         3.2 Actions of ECS and Shaunfield at Closing. At the Closing, ECS and Shaunfield shall deliver or cause to be delivered to Intelect, the following:

         (a)     Possession of all Technology;

         (b) The bill of sale that is attached hereto as Exhibit "C", transferring all of ECS's and Shaunfield's right, title and interest in and to the assets of the Technology listed on Exhibit "B"; and

         (c) Such other instruments and documents as Intelect reasonably deems necessary to effect the transaction contemplated hereby.

         (d) A copy of resolutions duly adopted by ECS and Shaunfield authorizing and approving ECS's and Shaunfield's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of the Closing by the Secretary or an Assistant Secretary of ECS and Shaunfield;

         (e) Certificates of incumbency for the officers of ECS and Shaunfield making certifications for Closing dated as of Closing;

         (f) Such other evidence of the authority and capacity of ECS and Shaunfield and their representatives, and of the existence, good standing and qualification to do business of ECS and Shaunfield as Intelect reasonably may require.

         3.3 Actions of Intelect at Closing. At the Closing, Intelect shall deliver to ECS and Shaunfield the following:

         (a) An Employment Agreement for execution by both parties, in the form as set forth in Exhibit C;

         (b) A copy of resolutions duly adopted by Intelect authorizing and approving Intelect's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of the Closing by the Secretary or an Assistant Secretary of Intelect;

         (c) Certificates of incumbency for the officers of Intelect making certifications for Closing dated as of Closing;

         (d) Such other evidence of the authority and capacity of Intelect and their representatives, and of the existence, good standing and qualification to do business of Intelect as ECS and Shaunfield reasonably may require;

         (e) Such other instruments and documents as ECS and Shaunfield reasonably deems necessary to effect the transactions contemplated hereby.

                                   ARTICLE 4

                                DEFAULT REMEDIES

         4.1 Intelect's Default. If (i) Intelect refuses or fails to consummate the purchase of the Technology pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted Intelect hereunder to do so, (ii) any representation or warranty made by or on behalf of Intelect herein shall have been materially incorrect when made or shall become incorrect in any material respect, or (iii) Intelect otherwise wrongfully fails to perform any of its obligations or agreements as and when required hereunder, for any reason other than termination hereof pursuant to a right granted to Intelect hereunder to do so, then ECS and Shaunfield, as its sole and exclusive remedy, shall have the right to terminate this Agreement by giving Intelect written notice thereof, in which event neither party hereto shall have any further rights, duties or obligations hereunder; and ECS and Shaunfield shall be entitled to receive or retain, as liquidated damages (ECS and Shaunfield and Intelect hereby acknowledging that the amount of damages resulting from breach of this Agreement by Intelect would be difficult or impossible to accurately ascertain), the Advances.
Notwithstanding the foregoing, in the event of any other default by Intelect under this Agreement, including, without limitation, breach of any covenant, representation or indemnity, which survives the Closing, ECS and Shaunfield shall have any and all rights and remedies available at law or in equity by reason of such default. However, if Intelect terminates this Agreement pursuant to a right granted to Intelect hereunder to do so, then neither party hereto shall have any further rights, duties or obligation hereunder, and the Advances shall be returned to Intelect with all interest accrued thereon.

         4.2 ECS's and Shaunfield's Default. If ECS and Shaunfield (i) wrongfully refuses or fails to close the transaction contemplated by this Agreement, or (ii) otherwise wrongfully fails to perform any of its obligations or agreements hereunder, either prior to or at Closing, for any reason other than termination hereof pursuant to a right granted to ECS and Shaunfield hereunder to do so, then Intelect may either terminate this Agreement, at which time the Advances together with any interest accrued thereon shall be returned to Intelect or Intelect may pursue specific performance of this Agreement.

                                   ARTICLE 5

                                    GENERAL

         5.1 CHOICE OF LAW AND VENUE. THE PARTIES AGREE THAT THIS AGREEMENT IS MADE AND ENTERED INTO AND IS PERFORMABLE IN DALLAS COUNTY, TEXAS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND THAT ANY LITIGATION, SPECIAL PROCEEDING OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT, OR ARISE OUT OF, IN CONNECTION WITH OR BY REASON OF THIS AGREEMENT SHALL BE BROUGHT IN THE APPLICABLE FEDERAL OR STATE COURT IN AND FOR DALLAS COUNTY, TEXAS WHICH COURTS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE.

         5.2 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms and the provision held to be void, illegal or unenforceable shall be limited so that it shall remain in effect to the extent permissible by law.

         5.3 Entire Agreement/Amendment. This Agreement and the exhibits hereto supersede all prior or contemporaneous agreements, oral or written, and constitute the entire agreement of whatsoever kind or nature existing between or among the parties respecting the subject matter hereof, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties relied solely upon the representations and agreements contained in this Agreement and no others. All prior or contemporaneous representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing by all parties hereto. No amendment, modification, deletion, release, termination, extension of, alternative, variance or change in, or supplement to the provisions of this Agreement shall be valid and effective or otherwise binding on the parties hereto unless or until such amendment, etc., shall have been reduced to writing and executed by the parties hereto with the same formality as this Agreement.

         5.4 Notice. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and may be given by certified or registered mail and shall be deemed to have been given and received three (3) days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States Mail, and if given otherwise than by certified or registered mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Such notice shall be given to Intelect at Intelect's address set forth herein, and to ECS and Shaunfield at the address set forth herein. Any party hereto may, at any time, by giving written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given.

         5.5 Nonwaiver. Unless otherwise expressly provided herein, no waiver by ECS and Shaunfield or Intelect of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to ECS and Shaunfield or Intelect upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by ECS and Shaunfield or Intelect of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. All rights, powers, options or remedies afforded to ECS and Shaunfield or Intelect either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

         5.6 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, Intelect may not assign this Agreement without the express prior written consent of ECS and Shaunfield, which consent may be withheld absolutely, in ECS's and Shaunfield's sole discretion, or otherwise granted, totally upon such terms and conditions as ECS and Shaunfield shall elect to impose, in ECS's and Shaunfield's sole discretion, regardless of basis or reason, if any, therefor. Intelect agrees to furnish ECS and Shaunfield such information with respect to a proposed assignee and the proposed terms of the assignment as ECS and Shaunfield shall request. In the event ECS and Shaunfield consents to an assignment, Intelect shall not be relieved from any liability under this Agreement by virtue of any such assignment. Any assignment of this Agreement in violation of the foregoing provisions shall be null and void.

         5.7 Counterpart Execution. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         5.8 Time of Essence. Time is of the essence in the performance of each party's obligations hereunder.

         5.9 Survival. Except as otherwise provided herein, the representations, warranties and covenants made by the parties pursuant to this Agreement shall survive the Closing for a period of one (1) year from the Closing (but not in excess thereof), unless actually discovered through investigations, if any, either party shall have made prior to the Closing.

         5.10 Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

         5.11 Construction. The parties acknowledge that each party and its counsel have reviewed and contributed to the contents of this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any Addendum or Exhibit hereto. The headings used throughout this Agreement have been used for convenience only and do not constitute matter to be considered in interpreting this Agreement. All references in this Agreement to designated "Articles," "Sections," "Exhibits," "Addenda" and other subdivisions are to be designated Articles, Sections, Exhibits, Addenda and other subdivisions of this Agreement as originally executed. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole (including all Exhibits and Addenda) and not to any particular Article, Section, Exhibit, Addendum or other subdivision. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals, all as of the Effective Date.

                                    ECS:

                                    ELECTRONIC COMMUNICATIONS SYSTEMS, INC.

Date:    11-1-95                    By:     /s/ John Shaunfield
                                            -------------------------
                                            Name:     John Shaunfield
                                            Its:      President


                                    Address:  ----------------------------------


                                              ----------------------------------


                                    INTELECT:

                                    INTELECT, INC.


Date:    11-1-95                    By:     /s/ Edwin Ducayet
                                            ------------------------------------
                                            Name:     Edwin Ducayet
                                            Its:      Vice President

                                    Address:  ----------------------------------


                                              ----------------------------------

                                  EXHIBIT "C"

                              EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made effective and entered into this 1st day of October, 1995 by and between Intelect, Inc., a Hawaii corporation ("Intelect"), and John Shaunfield ("Shaunfield") and is based in part on the existence of the following facts:

                                    RECITALS

         A. Intelect and Shaunfield have entered into an Irrevocable Option Agreement which sets forth the terms for Intelect purchasing certain technology from Shaunfield and Electronic Communication Systems, Inc, a Texas corporation;

         B. As part of the consideration for the Irrevocable Option Agreement, Intelect and Shaunfield have agreed to certain terms of employment;

         C. This Agreement will set forth the terms of the employment arrangement between Intelect and Shaunfield.

                              TERMS OF EMPLOYMENT

         In consideration of the premises set forth above and the mutual promises set forth below, Intelect and Shaunfield agree as follows:

         1. Employment. Intelect hereby employs Shaunfield for and during the term hereof subject to the reasonable direction of Intelect and its officers Shaunfield hereby accepts such employment.

         2. Duties of Shaunfield. Shaunfield shall have such duties, responsibilities and authorities as are designated by the officers of Intelect, and as may be reasonably assigned to Shaunfield from time to time. Shaunfield agrees to devote his full time, best efforts, abilities, knowledge and experience to the faithful performance of the duties, responsibilities and authorities which reasonably may be assigned to Shaunfield.

         3. Term. This Agreement shall be effective as of the 1st day of November, 1995 (the "Effective Date") and shall continue in force and effect for a period of thirty six (36) months until October 31, 1998 (the "Term") unless terminated as provided in Section 6 hereof. The Base Salary shall commence though as of October 1, 1995, but shall not effect the Term as set forth herein.

         4. Compensation. Intelect shall pay Shaunfield, as full compensation for services rendered by Shaunfield under this Agreement, as follows:

         (a) Base Salary. Intelect initially shall pay Shaunfield a base salary of Eighty Thousand and No/100 Dollars ($80,000.00) per year. Such Salary for each year shall be paid by Intelect to Shaunfield in accordance with the regular payroll policies of Intelect.

         (b) Bonus Compensation. Intelect also shall pay Shaunfield an annual bonus ("Bonus Compensation") as follows:

                 (i) In the first year of the term of his employment, a bonus of Two Thousand Dollars ($2,000.00) per month, without condition.

                 (ii) In the second and third years of the term of his employment, a bonus of Two Thousand Dollars ($2,000.00) per month, conditional on the delivery of specific improvements to the Technology, as mutually agreed upon between

                          Shaunfield and the President of Intelect, which shall be reviewed at the beginning of each fiscal year.

         5. Employment Benefits. In addition to the compensation payable to Shaunfield hereunder, Shaunfield shall be entitled to the benefits afforded to the employees of Intelect.

         6. Termination and Compensation Thereof. This Agreement and Shaunfield's employment hereunder may be terminated without any breach of this Agreement at any time during the Term without notice only by reason of and in accordance with the following provisions:

         (a)     Death.  Shaunfield's death.

         (b) Disability. Shaunfield shall be prevented from performing his duties hereunder by reason of becoming totally disabled as hereinafter defined. For purposes of this Agreement, Shaunfield shall be deemed to have become totally disabled when (i) Shaunfield either receives "total disability benefits" or (ii) the Board of Directors of Intelect, upon the written report of a qualified physician designated by the Board of Directors of Intelect or its insurers, shall have determined that Shaunfield has become physically and/or mentally incapable of performing his duties under this Agreement on a permanent basis.

         (c) Termination by Intelect for Cause. Intelect may discharge Shaunfield for cause and terminate this Agreement immediately upon written notice to Shaunfield. For purposes of this Agreement, a "discharge for cause" shall mean termination of Shaunfield upon written notice to Shaunfield for one or more of the following reasons:

                 (1) Gross mismanagement or gross neglect of Shaunfield's duties as determined by the affirmative vote of Intelect's Board of Directors after notice to Shaunfield of the particular details thereof and a period of thirty (30) days thereafter within which to cure such act or acts of gross mismanagement or gross neglect, and the failure of Shaunfield to cure such act or acts within such thirty (30) day period;

                 (2) Conviction of Shaunfield by a court of competent jurisdiction of a felony or a crime involving moral turpitude; or

                 (3) Shaunfield's failure to comply with any material provision of this Agreement that has not been cured within ten (10) days after notice of such noncompliance has been given by Intelect to Shaunfield.

         (d) Termination by Intelect with Notice. Intelect may terminate this Agreement, for a reason other than as set forth herein or without reason at any time upon thirty (30) days written notice to Shaunfield.

         (e) Termination by Shaunfield for Good Reason. Shaunfield may terminate this Agreement at any time for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean, without Shaunfield's express written consent, the occurrence of any of the following circumstances ("Change"):

                 (1) Any failure by Intelect to comply with any of the provisions of Sections 4 or 5 of this Agreement;

                 (2) Any failure by Intelect to comply with any material provision of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by Shaunfield to Intelect.

         7.      Compensation on Termination.

         (a) In the event this Agreement is terminated pursuant to Section 6, Shaunfield shall be entitled only to such Compensation as accrued but unpaid including any unused paid time off and Bonus Compensation, if any.

         8.      Confidentiality.

         (a) Shaunfield recognizes and acknowledges that, by reason of his past employment by Intelect and his continued employment by and service to Intelect, he has had, and will continue to have, access to confidential information of Intelect and its parent and its subsidiaries, including, without limitation, information and knowledge pertaining to products, inventions innovations, designs, ideas, plans, trade secrets information, manufacturing, packaging, advertising, distribution and sales methods and systems (unique or proprietary to Intelect), sales and profit figures, customer and client lists, and relationships between Intelect and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have had or will have business dealings with Intelect and its parent and its subsidiaries ("Confidential Information"). Shaunfield acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of Intelect, unless such information is in the public domain through no fault of Shaunfield or except as may be required by law.

         (b) Upon termination of his employment, Shaunfield will surrender to Intelect any and all originals and copies of Confidential Information, in whatever form. Shaunfield acknowledges that all such materials are the sole property of Intelect and that he has no right, title or other interest in or to such materials.

         9. Competition. Shaunfield agrees that during the term of his employment and for a period of two (2) years thereafter, Shaunfield shall not directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, perform for a Competitor of Intelect the same or similar services as those performed for Intelect, its parent or subsidiaries or attempt to interfere with, or obtain the services of, any employee of Intelect, its parent or subsidiaries. For the purpose of the immediately preceding sentence, the term "Competitor" means any natural person or entity engaged in the design, development, production, sale or installation of products, services or software substantially similar to the "Developments" (as defined in Section 10(a) below). Intelect will consider and promptly respond to written requests by Shaunfield for waiver of the foregoing restrictions.

         10.     Ownership of Work Product.

         (a) All developments (including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings) which either directly or indirectly related to Intelect or any of its subsidiaries or affiliates (the "Developments") which Shaunfield, either by himself or in conjunction with any other person or persons, has conceived, made developed, acquired or acquired knowledge of during his employment by Intelect or which Shaunfield, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the course of his employment, shall become and remain the sole and exclusive property of Intelect or its designee. Developments also shall include the "Technology" and "Product" as defined in the above- referenced Irrevocable Option Agreement.

         (b) Shaunfield hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments, and to disclose fully as soon as practicable, in writing, all such Developments to Intelect or its designee. At any time and from time to time, during or after Shaunfield's employment with Intelect, upon the request and at the expense of Intelect, Shaunfield will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for Intelect, are or may be necessary or desirable to document such transfer or to enable Intelect to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations or copyrights with respect to any such Development, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Intelect will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Shaunfield for all reasonable expenses incurred by him in compliance with the provisions of this Paragraph 3.

         11.     General Provisions.

         (a) Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

         (b) Waiver, Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of Shaunfield by Intelect and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

         (c) Binding Effect. This Agreement shall be binding and effective upon Intelect and its successors and permitted assigns, and upon Shaunfield and Shaunfield's heirs and representatives; provided, however, that Intelect shall not assign this Agreement without the written consent of Shaunfield.

         (d) Governing Law. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

         (e) Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         (f) Confidentiality. This Agreement is confidential, and the substance may be disclosed only as mutually agreed by the Parties or as may be required by law.


                                    INTELECT, INC.:


                                    By:    /s/ Edwin Ducayet
                                        ---------------------------
                                           Name:     Edwin Ducayet
                                           Title:    Vice President

                                    JOHN SHAUNFIELD:

                                    /s/ John Shaunfield
                                    --------------------------------